Exhibit 21


            Subsidiaries of Diamond Lake Minerals Inc.

      Name                         Jurisdiction of Incorporation
      --------                     -------------------------------

      Graphite Mountain, Inc.          Province of Ontario, Canada
      Environmental Carbonates, Inc.   Province of Ontario, Canada